Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:               Jamie Fulmer- (864) 342-5633

Director of Investor Relations

jfulmer@advanceamerica.net

/CORRECTION — Advance America, Cash Advance Centers, Inc./

SPARTANBURG, S.C., February 7, 2007— In the news release, “Advance America (NYSE: AEA) Announces Record Annual Revenue of $672 Million and Fourth Quarter Earnings of $0.24 per Share,” issued yesterday by Advance America, Cash Advance Centers, Inc. over PR Newswire, we are advised by the company that in the Consolidated Balance Sheets table, “Deferred income taxes” for 2006 should read “13,564” rather than “157”, and additionally, “Other liabilities” for 2006 should read “157” rather than “13,564” as originally issued inadvertently.  Complete, corrected table follows:

Consolidated Balance Sheets

December 31, 2005 and 2006

(in thousands, except per share data)

	2005	2006

Assets
Current assets
Cash and cash equivalents	$27,259	$67,245
Advances and fees receivable, net	193,468	237,725
Deferred income taxes	6,367	11,798
Other current assets	5,033	11,664
Total current assets	232,127	328,432
Restricted cash	10,034	5,446
Property and equipment, net	64,990	63,198
Goodwill	122,586	122,627
Other assets	6,651	5,389
Total assets	$436,388	$525,092

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,306	$21,164
Accrued liabilities	29,895	31,737
Income taxes payable	11,349	14,983
Accrual for excess bank losses	1,373	—
Current portion of long-term debt	503	537
Total current liabilities	52,426	68,421
Revolving credit facility	37,933	104,835
Long-term debt	6,185	5,678
Deferred income taxes	15,706	13,564
Other liabilities	44	157
Total liabilities	112,294	192,655

Non-controlling interest in variable interest entity	21,069	32,540

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 82,219 shares outstanding at December 31, 2005; 96,821 shares issued and 79,534 shares outstanding at December 31, 2006	968	968
Paid in capital	282,840	285,382
Retained earnings	83,842	118,258
Common stock in treasury (14,602 shares at cost at December 31, 2005; 17,287 shares at cost at December 31, 2006)	(64,625)	(104,711)
Total stockholders’ equity	303,025	299,897
Total liabilities and stockholders’ equity	$436,388	$525,092